Exhibit 99.1

                          AMERICAN PARAMOUNT GOLD CORP.
         CLOSES TRANSACTION TO ACQUIRE 100% INTEREST IN CAP GOLD PROJECT

Reno, NV - (Business wire - 04/26/10) - American Paramount Gold Corp. (OTC.BB:
APGA - News) (americanparamountgold.com) (the "Company") announced that further to its press release of April 16, 2010 it has closed the transaction (the "Agreement") in respect of 189 unpatented mining claims situated in the Walker Lane Structural Belt in Nye County, Nevada (the "Cap Gold Project"). This region has generated a number of successful mines including the Paradise Peak gold mining district.

The Agreement, which is subject to closing conditions, gives the Company the option to acquire a 100% long-term lease interest in the Cap Gold Project by (i) making ongoing yearly advance production royalty cash payments; (ii) conducting work on the property during the first five years of the Agreement; and (iii) making production royalty payments from production from the property after the advance production royalty cash payments described above have been repaid to the Company from production from the property. The production royalty is based on, at the Company's election, a sliding scale or fixed production royalty basis, which in either case ranges from 1% to a maximum of 3%.

On April 22, 2010, we entered into a convertible loan agreement with Monaco Capital Inc., wherein Monaco Capital Inc. has agreed to loan our Company up to $500,000, of which $200,000 has been advanced to date. The loan is convertible into common shares of our Company at a conversion price of $1.05. The loan will bear interest at 10% per annum. The principal amount of the loan and accrued interest is due and payable one year from the advancement date.

ABOUT AMERICAN PARAMOUNT GOLD CORP.

American Paramount Gold Corporation is a junior precious metals company exploring actively in Nevada, USA. The company's key asset is the large Cap-gold project located near the Walker Lane Structural Belt. This region has generated a number of successful mines including the historic Comstock Lode District. American Paramount Gold is managed by a geological team with substantial experience and expertise in the region. The company is an early stage mineral Exploration Company engaged in evaluating, developing and acquiring gold projects, with a focus on mining friendly jurisdictions of the United States.

FORWARD-LOOKING STATEMENTS

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with mineral exploration and difficulties associated with obtaining financing on acceptable terms. We are not in control of gold prices and these could vary to make development uneconomic. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our most recent annual report for our last fiscal year, our quarterly reports, and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

For Additional Information Contact:
Wayne Parsons
Tel: 877-359-5771
E-mail: info@americanparamountgold.com